Exhibit 99.1
CONTACT: RehabCare Group, Inc.
Jay W. Shreiner
Chief Financial Officer
Betty Cammarata, Dir-Investor Relations
Press: David Totaro, Senior Vice
President, Corporate Marketing &
Communications
(314) 863-7422 or
Financial Dynamics
Gordon McCoun/Theresa Kelleher
(212) 850-5600
FOR IMMEDIATE RELEASE
Wednesday, April 30, 2008

REHABCARE REPORTS FIRST QUARTER 2008 RESULTS
•	All divisions report sequential revenue growth, yielding $4.5 million in net earnings, or $0.25 per diluted share
•	Contract Therapy (CT) achieves strong sequential revenue growth of $4.9 million, or 4.9 percent
•	Hospital Rehabilitation Services (HRS), assisted by legislative relief, achieves sequential revenue growth of 3.7 percent
•	Hospital division (HD) revenue grows sequentially by 13.8 percent but operating earnings are impacted by expected start-up/ramp-up losses and infrastructure development costs

ST. LOUIS, MO, April 30, 2008--RehabCare Group, Inc. (NYSE:RHB) today reported financial results for the quarter ended
March 31, 2008. Comparative results for the quarter follow.

	First	Fourth	First
	Quarter	Quarter	Quarter
Amounts in millions, except per share data	2008	2007	2007

Consolidated Operating Revenues	$184.1	$173.6	$184.0
Consolidated Operating Earnings (a)	8.4	9.0	5.5
Consolidated Net Earnings (a)	4.5	5.1	2.0
Consolidated Diluted Earnings per Share (a)	0.25	0.29	0.12

Contract Therapy Operating Revenues	104.3	99.4	102.8
Contract Therapy Operating Earnings (Loss)	3.8	4.0	(2.2)

HRS Inpatient Operating Revenues	29.8	28.9	32.1
HRS Outpatient Operating Revenues	10.4	9.9	11.2
HRS Operating Revenues	40.2	38.8	43.3
HRS Operating Earnings	4.6	6.0	5.2

Hospital Operating Revenues	29.2	25.7	26.0
Hospital Operating Earnings (Loss)	(0.3)	(0.8)	1.9

Other Healthcare Services Operating Revenues	11.0	10.1	12.1
Other Healthcare Services Operating Earnings (Loss)	0.2	(0.2)	0.7

(a)           Fourth quarter 2007 includes a $1.4 million (or $0.05 per fully diluted shareafter tax) reduction in net self-insurance accruals, which impacted operatingearnings for all of our divisions.

REHABCARE REPORTS FIRST QUARTER 2008 RESULTS                                   Page 2
“In the first quarter, we saw improvements in operating revenues in every division, which drove a six percent sequential increase in consolidated revenues,” said John H. Short, Ph.D., president and chief executive officer. “However, sequential profitability was impacted by anticipated higher first-quarter SG&A expenses and a return to more typical levels of self-insurance accruals.
“Our strongest revenue growth occurred in our Contract Therapy division, with a $4.9 million increase. Higher patient volume and enhanced therapist efficiency contributed to 7.2 percent sequential same store revenue growth as well as a 1.3 percentage point increase in productivity in the first quarter.”
Dr. Short continued, “Our HRS inpatient rehabilitation facilities achieved four percent same store admissions growth due primarily to the new 60% compliance threshold. The division as a whole improved its operating revenues on a sequential basis for the first time since the second quarter of 2005 and the net number of inpatient rehabilitation facilities under management remained flat following more than two years of decline.
“The Hospital division achieved a healthy sequential increase of $3.5 million in operating revenues, however, profitability in the first quarter continued to be impacted by ramp-up losses for Central Texas Rehabilitation Hospital in Austin and start-up losses associated with the development of several other joint venture hospitals. We also are making significant investments in infrastructure development in order to support a division that is expected to nearly double its current size, reaching a total of 17 hospitals by the end of 2009.”

Financial Overview of First Quarter
Operating revenues for the first quarter of 2008 were $184.1 million compared to $173.6 million in the fourth quarter of 2007, an increase of $10.5 million, or 6.0 percent.
Consolidated net earnings were $4.5 million in the first quarter of 2008 compared to $5.1 million in the fourth quarter of 2007.  Earnings per share on a fully diluted basis for the first quarter of 2008 were $0.25 compared to $0.29 sequentially.  Included in fourth quarter 2007 results was a $1.4 million (or $0.05 per fully diluted share after tax) reduction in net self-insurance accruals.
The Contract Therapy division’s operating revenues for the first quarter of 2008 increased 4.9 percent to $104.3 million, compared to $99.4 million in the fourth quarter of 2007.  Same store revenue growth of 7.2 percent more than offset the impact of a 2.4 percent decline in the average number of locations operated in the current quarter.  At March 31, 2008, the division operated 1,038 locations compared to 1,064 locations at December 31, 2007.  The Company signed contracts for 30 new client locations in the
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REHABCARE REPORTS FIRST QUARTER 2008 RESULTS                               Page 3

first quarter and anticipates a modest net increase in the number of locations in the second quarter.
The division’s operating earnings were $3.8 million compared to $4.0 million in the fourth quarter of 2007.  Excluding favorable adjustments for self-insurance accruals in the fourth quarter, operating earnings margin improved sequentially from 3.6 percent to 3.7 percent.
The Hospital Rehabilitation Services division’s first quarter operating revenues grew 3.7 percent to $40.2 million, compared to $38.8 million in the fourth quarter of 2007.  At March 31, 2008, HRS operated 153 programs compared to 154 programs at December 31, 2007.  The number of managed inpatient rehabilitation facilities (IRFs) and outpatient units remained flat at 107 and 33 respectively, while there was a loss of one subacute unit.  The division had five IRF signings in the first quarter and four new openings.  At March 31, 2008, the pipeline of signed but unopened IRF contracts stood at five.
Sequentially, inpatient operating revenues improved 3.0 percent, and same store IRF admissions increased 4.0 percent as the programs were able to increase patient volumes in the first quarter of 2008 following the freeze in the 75% Rule’s compliance threshold at 60%.  The average 75% Rule compliance level for the managed IRFs in the first quarter was 62.7 percent.  Outpatient operating revenues grew 5.6 percent sequentially due to an increase in same store revenue of 2.7 percent and a 2.1 percent increase in the average number of units operated.
Operating earnings declined by $1.4 million to $4.6 million in the first quarter of 2008 compared to $6.0 million in the fourth quarter of 2007. The decline was due primarily to the combination of higher incentive accruals in the first quarter, both at the division level and in the corporate SG&A allocated to the division, and the favorable impact of professional liability and workers compensation self-insurance reserve adjustments in the fourth quarter.
Net revenues in the Hospital division for the first quarter of 2008 increased 13.8 percent to $29.2 million, compared to $25.7 million in the previous quarter.  The division operates a total of nine hospitals, six of which are rehabilitation hospitals and three long-term acute care hospitals. The sequential increase in revenues in the first quarter reflects a full quarter of operations for Central Texas Rehabilitation Hospital in Austin, Texas, which received its Medicare provider number in late November 2007.  Sequentially, same store revenues increased $2.4 million, or 9.3 percent. The division managed its rehab hospitals to an average 75% Rule compliance level of 59.7% at the end of the quarter.
The division incurred an operating loss of $0.3 million in the first quarter of 2008 compared to an operating loss of $0.8 million in the previous quarter.  The improvement in operating earnings resulted from higher same

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REHABCARE REPORTS FIRST QUARTER 2008 RESULTS                             Page 4

store revenues and lower start-up losses in the first quarter of 2008, partially offset by a $0.7 million increase in selling, general and administrative expenses, which reflects an investment in back office infrastructure to support the expected growth in the division in 2008. The division incurred total ramp-up losses for the Austin facility of $0.3 million in the first quarter of 2008 compared to $1.1 million in start-up and ramp-up losses in the fourth quarter of 2007.  Additionally, the division incurred approximately $0.3 million in start-up losses in the first quarter in connection with several other joint venture hospitals, primarily for Northland LTAC Hospital in North Kansas City, which opened in April.

Balance Sheet
At March 31, 2008, the Company had approximately $15.2 million in cash and cash equivalents and $75.7 million in outstanding debt.  Days sales outstanding decreased sequentially from 71.8 days at December 31, 2007 to 69.4 days at March 31, 2008.  For the three months ended March 31, 2008, the Company generated cash from operations of $4.1 million and expended approximately $3.2 million for capital expenditures, including $2.6 million in the Company’s Hospital division, primarily on developing joint ventures.  The remaining $0.6 million of capital expenditures was principally related to information systems.

Legislative Update
    The Company continues to work with industry providers to encourage Congress to pass a Medicare package by June 30, 2008.  Failure to act will result in a 10.6 percent reduction in the Medicare Physician Fee Schedule and elimination of the Part B Therapy Caps auto-exception process.
The Recovery Audit Contractor (RAC) program has resumed with the demonstration period ending and the first phase of the 50-state rollout soon to be underway.  While CMS (Centers for Medicare and Medicaid Services) has made improvements to the process, the Company will continue to challenge and appeal all claims that it believes have been inappropriately denied.  Full expansion of the program is expected to be completed by January 2010.
On April 21, CMS released their 2009 proposed rule for Inpatient Rehabilitation Facilities.  The Company is currently analyzing the rule, but initial findings reveal no significant impact for either the HRS or Hospital division.  The final rule is due August of this year.

Outlook
The Company will not be providing revenue and earnings per share guidance for 2008, but provides the following:
•
The Company expects strong consolidated net earnings growth for full year 2008, but expects its quarterly consolidated operating earnings to be uneven with all quarters impacted by hospital start-up/ramp-up losses.

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REHABCARE REPORTS FIRST QUARTER 2008 RESULTS                       Page 5

•
The Contract Therapy division expects to achieve a modest net increase in the number of units and operating earnings margins of 4.5 to 5.5 percent during 2008 driven by same store revenue growth and improved operating efficiencies.

•
The Hospital Rehabilitation Services division expects to experience a modest increase in units during 2008 and to achieve operating earnings margins of 12 to 15 percent.  Same store discharges are expected to improve 3 to 5 percent as the division returns to a more stable operating environment following the recently enacted legislation.

•
The Hospital division expects EBITDA to be negatively impacted by start-up and ramp-up losses associated with four new majority owned joint venture hospitals planned for 2008.  The five hospitals in operation for less than one year are expected to generate an EBITDA drag of $4.5 to $5.5 million during 2008.  The impact of this drag on earnings per share will be partially offset by the respective minority partners’ shares of these costs.  The eight hospitals that have been in operation for more than one year are expected to achieve 13 to 15 percent EBITDA margins before corporate overhead in 2008.

•
The Company expects capital expenditures of approximately $32 million of which $25 million relates to hospital strategic and maintenance capital and $7 million relates principally to information systems investments.  The Company is expecting to receive approximately $5 million from minority partners to fund their respective shares of each joint venture hospital’s capital expenditure and working capital requirements.

•	The Company expects its effective tax rate to approximate 39 percent for 2008.

Conclusion
Dr. Short concluded, “The outlook remains good that we can achieve 4.5 to 5.5 percent CT operating earnings margin in 2008, given our current trend of strong revenue growth and success with improving therapist efficiencies and controlling operating costs.
“An opportunity exists for our IRFs to grow same store admissions through identification of additional qualifying patients.  The pipeline for new business remains strong and we are poised for growth in operating units in both our HRS and CT divisions.
“Bringing four hospitals online in 2008 and preparing for four additional hospital openings in 2009, and the investment that will necessitate, is expected to further encumber the bottom line performance of our Hospital division.  However, we are encouraged by the fact that Central

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REHABCARE REPORTS FIRST QUARTER 2008 RESULTS                       Page 6

Texas Rehabilitation Hospital reached breakeven within just four months of receiving its Medicare provider number.  We continue to take aggressive steps to refine our start-up processes, consolidate and strengthen our operating systems, and build market visibility for our existing hospitals.
“With the continuing support of our colleagues, I am confident that our momentum will continue throughout 2008, enabling us to deliver strong consolidated net earnings growth for full year 2008 and achieve our mission of helping people regain their lives.”

About RehabCare Group
Established in 1982 and headquartered in St. Louis, MO, RehabCare (www.rehabcare.com) is a leading provider of rehabilitation program management services in partnership with 1,200 hospitals and skilled nursing facilities in 42 states.  The Company also operates freestanding rehabilitation hospitals and long-term acute care hospitals across the country.  RehabCare is included in the Russell 2000 and Standard and Poor’s Small Cap 600 Indices.
A listen-only simulcast of RehabCare’s first quarter conference call will be available on the Company’s web site at www.rehabcare.com, under For Our Investors, Webcasts, and online at www.earnings.com, beginning at 10:00 Eastern time today.  An online replay will be available until May 21, 2008. A telephonic replay of the call will be available beginning at approximately 1:00 P.M. Eastern time today and ending at midnight on May 21, 2008.  The dial-in number for the replay is (630) 652-3000 and the access code is 21226036.
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the Company’s current expectations and could be affected by numerous factors, risks and uncertainties discussed in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. Do not rely on forward looking statements as the Company cannot predict or control many of the factors that ultimately may affect the Company’s ability to achieve the results estimated.  The Company makes no promise to update any forward looking statements whether as a result of changes in underlying factors, new information, future events or otherwise.
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REHABCARE REPORTS FIRST QUARTER 2008 RESULTS                       Page 7

I. Condensed Consolidated Statements of Earnings
(Unaudited; amounts in thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2008	2007	2007

Operating revenues	$184,121	$173,635	$184,010
Costs & expenses
Operating	148,962	139,741	152,222
Selling, general & administrative:
Divisions	11,722	11,350	11,665
Corporate	11,258	9,184	10,277
Depreciation & amortization	3,767	4,362	4,312
Total costs & expenses	175,709	164,637	178,476

Operating earnings, net	8,412	8,998	5,534

Interest income	37	50	29
Interest expense	(1,299)	(1,709)	(2,319)
Other income (expense), net	3	80	2
Equity in net income of affiliates	158	119	37
Minority interests	80	220	12

Earnings before income taxes	7,391	7,758	3,295

Income taxes	2,883	2,657	1,298

Net earnings	$4,508	$5,101	$1,997

Diluted earnings per share	$0.25	$0.29	$0.12

Weighted average diluted shares	17,749	17,655	17,332

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REHABCARE REPORTS FIRST QUARTER 2008 RESULTS                       Page 8

II. Condensed Consolidated Balance Sheets
(Amounts in thousands)

	Unaudited
	March 31,	December 31,
	2008	2007
Assets
Cash and cash equivalents	$15,218	$10,265
Accounts receivable, net	140,420	135,194
Deferred tax assets	14,444	15,863
Other current assets	6,842	7,892
Total current assets	176,924	169,214

Property and equipment, net	30,286	29,705
Goodwill	168,517	168,517
Intangible assets	27,061	28,027
Investment in unconsolidated affiliate	4,779	4,701
Other assets	8,118	8,396
	$415,685	$408,560
Liabilities & Stockholders’ Equity
Current portion of long-term debt	$13,600	$9,500
Payables & accruals	77,047	79,429
Total current liabilities	90,647	88,929

Long-term debt, less current portion	62,100	65,000
Other non-current liabilities	9,983	9,342
Minority interest	2,683	1,267
Stockholders’ equity	250,272	244,022
	$415,685	$408,560

III. Condensed Consolidated Statements of Cash Flows
(Unaudited; amounts in thousands)
	Three Months Ended
	March 31,
	2008	2007

Net cash provided by operating activities	$4,055	$8,788
Net cash used in investing activities	(3,138)	(2,043)
Net cash provided by (used in) financing activities	4,036	(6,910)

Net increase (decrease) in cash and cash equivalents	4,953	(165)
Cash and cash equivalents at beginning of period	10,265	9,430
Cash and cash equivalents at end of period	$15,218	$9,265

Supplemental information:
Additions to property and equipment	$(3,222)	$(1,257)

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REHABCARE REPORTS FIRST QUARTER 2008 RESULTS                       Page 9

IV. Operating Statistics
(Unaudited; dollars in thousands)

	First	Fourth	First
	Quarter	Quarter	Quarter
	2008	2007	2007
Contract Therapy
Operating revenues	$104,280	$99,380	$102,835
Operating expenses	86,593	82,226	90,000
Division SG&A	5,859	5,678	6,141
Corporate SG&A	6,335	5,483	6,793
Depreciation and amortization	1,670	2,028	2,126
Operating earnings (loss)	$3,823	$3,965	$(2,225)
Operating earnings margin	3.7%	4.0%	-2.2%

Average number of locations	1,055	1,081	1,182
End of period number of locations	1,038	1,064	1,146

Hospital Rehabilitation Services
Operating revenues
Acute	$27,320	$26,407	$29,474
Subacute	2,439	2,483	2,575
Total Inpatient	$29,759	$28,890	$32,049
Outpatient	10,422	9,869	11,205
Total HRS	$40,181	$38,759	$43,254
Operating expenses	29,189	26,894	31,207
Division SG&A	3,369	3,109	3,689
Corporate SG&A	2,265	1,815	1,998
Depreciation and amortization	720	949	1,181
Operating earnings	$4,638	$5,992	$5,179
Operating earnings margin	11.5%	15.5%	12.0%

Average number of programs
Acute	107	108	114
Subacute	14	14	17
Total Inpatient	121	122	131
Outpatient	33	32	36
Total HRS	154	154	167

End of period number of programs
Acute	107	107	112
Subacute	13	14	17
Total Inpatient	120	121	129
Outpatient	33	33	35
Total HRS	153	154	164

Acute patient days	127,986	124,390	136,504
Subacute patient days	33,996	33,843	32,799
Total patient days	161,982	158,233	169,303

Acute discharges	10,276	10,190	11,093
Subacute discharges	795	758	842
Total discharges	11,071	10,948	11,935

Outpatient visits	239,910	228,184	265,667

Hospitals
Operating revenues	$29,220	$25,677	$26,019
Operating expenses	25,092	22,683	21,711
Division SG&A	988	1,013	454
Corporate SG&A	2,185	1,497	1,085
Depreciation and amortization	1,246	1,241	881
Operating earnings (loss)	$(291)	$(757)	$1,888
Operating earnings margin	-1.0%	-2.9%	7.3%

End of period number of facilities	9	9	8
Patient days	25,138	22,988	23,069
Discharges	1,628	1,511	1,375

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